Exhibit 99.1

Investor Relations:

Erica Abrams or Annie Palmore

The Blueshirt Group

(415) 217-7722

erica@blueshirtgroup.com

annie@blueshirtgroup.com

Oplink Reports Revenue Growth and Improved Results from Continuing

Operations for the Third Quarter of Fiscal 2004

San Jose, Calif., April 22, 2004 — Oplink Communications, Inc. (Nasdaq: OPLK), a leading Photonic Foundry and provider of optical networking components, today reported financial results for the third quarter and the first nine months of fiscal 2004 ended March 31, 2004.

For the third quarter of fiscal 2004, Oplink reported revenues of $9.2 million, which represents an increase of 63% over revenues of $5.6 million reported in the third quarter of fiscal 2003 and an increase of 13% over revenues of $8.1 million reported in the second quarter of fiscal 2004. Loss from continuing operations was $1.4 million, or $0.01 per share, for the third quarter of fiscal 2004, as compared to a loss from continuing operations of $2.6 million, or $0.02 per share, in the third quarter of fiscal 2003 and a loss from continuing operations of $2.1 million, or $0.01 per share, in the second quarter of fiscal 2004.

At March 31, 2004, Oplink had $189.9 million in cash, cash equivalents and short and long-term investments.

“We are pleased to report solid financial performance in the third quarter, as we continued to see an increasing level of sales activity in the industry,” commented Joe Liu, president and CEO of Oplink. “In addition to posting revenue growth, we made good progress towards achieving profitability through increased gross margins. We strengthened our integrated photonic-electronic design and manufacturing services and introduced our Photonic Foundry strategy, where we will continue to expand our broad range of subsystem and system level hardware solutions.”

“Looking ahead, we are confident in our long-term opportunity as the industry shows further signs of recovery. We completed two acquisitions in the quarter and plan to continue to extend our leadership in the market, by strategically adding technologies to broaden our portfolio and increase our range of offerings, in order to develop the most innovative solutions for our customers,” concluded Mr. Liu.

Net loss for the third quarter of fiscal 2004, including a total of $1.1 million for in-process research and development, non-cash compensation charges, loss from discontinued operation, and amortization of intangibles, improved to $1.5 million, or $0.01 per share. This compares to a net loss of $3.0 million, or $0.02 per share, reported in the third quarter of fiscal 2003 and a net loss of $2.1 million, or $0.01 per share, reported in the second quarter of fiscal 2004. Net loss for the third quarter of fiscal 2003 includes net charges totaling

$735,000 for net non-cash compensation, amortization of intangibles and loss from discontinued operation. Net loss for the second quarter of 2004 includes net charges totaling $1.2 million for in-process research and development and non-cash compensation offset by income from discontinued operation.

For the nine-month period ended March 31, 2004, Oplink reported revenues of $24.5 million and a net loss of $5.8 million, or $0.04 per share. This compares to revenues of $16.7 million and a net loss of $26.1 million, or $0.16 per share, reported for the nine-month period ended March 31, 2003. For the nine months ended March 31, 2004, net loss includes net charges of $3.1 million, which consists of non-cash compensation charges, in-process research and development costs, and amortization of intangible assets offset by income from discontinued operation. For the nine-months ended March 31, 2003, net loss includes net charges of $12.5 million, which consists of restructuring costs and other charges, loss from discontinued operation, merger fees, net non-cash compensation expenses and amortization of intangible assets.

The Company presents each of the fiscal quarters and nine-month periods as if it ended on the last day of each calendar quarter or nine-month period, respectively. The Company operates and reports using interim fiscal quarters and nine-month periods, which end on the Sunday closest to the end of each calendar quarter and nine-month period. March 28, 2004 and March 30, 2003 represent the Sunday closest to the period ending March 31, 2004 and March 31, 2003, respectively.

Conference Call Information

The Company will host a corresponding conference call and live Webcast at 2:00 p.m. Pacific Time on April 22, 2004. To access the conference call in the US or Canada, dial 800-240-4186. For all international calls, dial 303-205-0033. The Webcast will be available live on the Investor Relations section of the Company’s corporate website at http://investor.oplink.com/index.cfm.

A replay of the Webcast will be available live on the Investor Relations section of the Company’s corporate website at http://investor.oplink.com/index.cfm beginning approximately two hours after the completion of the call until the Company’s announcement of its financial results for the next quarter. An audio replay of the call will also be available to investors beginning at approximately 4:00 p.m. Pacific Time on April 22, 2004 until 11:59 p.m. Pacific Time on April 24, 2004, by dialing 800-405-2236 (303-590-3000 for callers outside the U.S. and Canada) and entering pass code 576193.

About Oplink

Incorporated in 1995, Oplink is a leading provider of design, integration and optical manufacturing solutions (OMS) for optical networking components and subsystems. The Company offers advanced and cost-effective optical-electrical components and subsystem manufacturing through its facilities in Zhuhai, China. In addition, Oplink maintains a full complement of optical-centric front-end design, application, and customer service functions at its headquarters in San Jose, California. The Company’s customers include telecommunications, data communications and cable TV equipment manufacturers around the globe. Oplink is committed to providing fully customized, Photonic Foundry services which incorporate its subsystems manufacturing capabilities. To learn more about Oplink, visit its web site at: http://www.oplink.com/.

This news release contains forward-looking statements, including statements regarding Oplink’s expected financial results in the quarter, long-term market opportunities and ability to acquire and effectively integrate additional technologies, that involve risks and uncertainties which may cause Oplink’s actual results to differ substantially from expectations. These risks include, but are not limited to, the potential widespread downturn in the overall economy in the United States and other parts of the world and the telecommunications industry, including reductions in telecommunication spending activity, possible reductions in customer orders, challenges to successfully integrate and realize anticipated benefits of acquisitions of businesses or technologies, our reliance upon third parties to supply our raw materials and equipment, intense competition in our target markets and potential pricing pressure that may arise from changing supply-demand conditions in the industry, the need to retain and motivate key personnel, risks associated with the protection of our, and possible infringement of others’, intellectual property, and other risks detailed from time to time in our periodic reports filed with the Securities and Exchange Commission, including our quarterly report filed on Form 10-Q for the quarter ended December 31, 2003.

The foregoing information represents Oplink’s outlook only as of the date of this press release, and Oplink undertakes no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

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(TABLES TO FOLLOW)

OPLINK COMMUNICATIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2004 (Unaudited)	June 30, 2003 (1)
ASSETS
Current assets:
Cash, cash equivalents	$102,625	$121,498
Short-term investments	27,988	66,605
Accounts receivable, net	6,818	4,716
Inventories	4,702	3,436
Prepaid expenses and other current assets	2,666	2,355
Net assets of discontinued operation	2,667	2,667

Total current assets	147,466	201,277

Long-term investments	59,319	—
Property and equipment, net	25,850	31,738
Intangible assets	553	120
Other assets	401	608

Total assets	$233,589	$233,743

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,180	$4,587
Accrued liabilities and other current liabilities	8,464	8,885

Total current liabilities	13,644	13,472

Non-current liabilities	136	1,555

Total liabilities	13,780	15,027

Stockholders’ equity	219,809	218,716

Total liabilities and stockholders’ equity	$233,589	$233,743

(1)	The June 30, 2003 consolidated balance sheet has been derived from audited financial statements at that date.

OPLINK COMMUNICATIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2004	2003	2004	2003
Revenues	$9,152	$5,621	$24,457	$16,661
Cost of revenues:
Cost of revenues	6,037	4,688	16,822	17,376
Non-cash compensation expense (recovery)	32	(39)	160	(653)

Total cost of revenues	6,069	4,649	16,982	16,723

Gross profit (loss)	3,083	972	7,475	(62)

Operating expenses:
Research and development	1,952	1,715	4,959	7,122
Sales and marketing	938	588	2,535	3,474
General and administrative	1,316	1,788	4,945	5,317
Restructuring costs and other charges	—	—	—	7,324
Merger fees	—	—	—	1,300
In-process research and development	704	—	1,565	—
Non-cash compensation expense	347	333	1,394	1,324
Amortization of intangible and other assets	1	15	11	63

Total operating expenses	5,258	4,439	15,409	25,924

Loss from operations	(2,175)	(3,467)	(7,934)	(25,986)
Interest and other income, net	795	859	1,936	2,973
(Loss) gain on sale of assets	(20)	—	105	—

Loss from continuing operations	(1,400)	(2,608)	(5,893)	(23,013)
(Loss) income from discontinued operation	(53)	(426)	75	(3,112)

Net loss	$(1,453)	$(3,034)	$(5,818)	$(26,125)

Basic and diluted net loss per share:
Continuing operations	$(0.01)	$(0.02)	$(0.04)	$(0.14)
Discontinued operation	(0.00)	(0.00)	0.00	(0.02)

Total	$(0.01)	$(0.02)	$(0.04)	$(0.16)

Basic and diluted weighted average shares outstanding	146,529	158,556	144,887	161,844

OPLINK COMMUNICATIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Nine Months Ended March 31,
	2004	2003
Cash flows from operating activities:
Loss from continuing operations	$(5,893)	$(23,013)
Adjustments to reconcile loss from continuing operations to net cash used in operating activities of continuing operations:
Non-cash restructuring costs and other charges	—	3,962
Depreciation and amortization	6,299	8,501
Non-cash compensation expense	1,554	671
Acquired in-process research and development	1,565	—
Other	39	(639)
Change in assets and liabilities	(4,686)	(66)

Net cash used in continuing operations	(1,122)	(10,584)

Cash flows from investing activities:
Purchases of investments, net of maturities	(20,684)	(80,862)
Sales of assets, net of purchases	253	148
Cash acquired in business combination, net of payments	404	—

Net cash used in investing activities of continuing operations	(20,027)	(80,714)

Cash flows from financing activities:
Proceeds from issuance of common stock	3,526	198
Repurchase of common stock	—	(8,704)
Repayment of capital lease obligations	(1,353)	(3,190)

Net cash provided by (used in) financing activities of continuing operations	2,173	(11,696)

Net cash used in continuing operations	(18,976)	(102,994)
Net cash provided by (used in) discontinued operation	103	(227)

Net decrease in cash and cash equivalents	(18,873)	(103,221)

Cash and cash equivalents, beginning of period	121,498	219,033

Cash and cash equivalents, end of period	$102,625	$115,812